EXHIBIT 99.2

Occidental Petroleum Corporation

STEPHEN CHAZEN

Senior Executive Vice President and Chief Financial Officer

– Conference Call –

First Quarter 2006 Earnings Announcement

April 25, 2006

Los Angeles, California

Thank you, Ken.

Net income for the quarter was $1.23 billion, or $2.90 per share, compared to $846 million, or $2.11 per share in the first quarter of 2005. First quarter core income of $1.22 billion was the third quarter in a row of new core income records. The improvement in our performance was driven by higher energy prices, higher oil and gas volumes and improved chemical earnings. First quarter oil and gas production increased to a record of 636,000 barrels of oil equivalent per day. Occidental closed on the purchase of Vintage Petroleum, Inc. on January 30, 2006, which contributed to the production increase.

On a segment basis, oil and gas first quarter earnings were $2.00 billion, compared to $1.35 billion for the first quarter of 2005, an increase of 48 percent. The following factors accounted for the change in oil and gas earnings between these quarters:

•	Higher worldwide oil and gas price realizations added $700 million of earnings over the comparable period in 2005.
•	The average price of West Texas Intermediate crude oil for the first quarter was $63.48 per barrel compared to Occidental’s net realized price of $53.11. The average first quarter price for WTI was $13.64 per barrel higher in 2006 than in the first quarter of 2005, while Occidental’s average realized oil price in the first quarter of 2006 was $11.40 per barrel higher than in the comparable period in 2005.

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Oil and gas production for the quarter averaged 636,000 barrels of oil equivalent per day – which was 13 percent higher than the first quarter 2005. The improvement was the result of the Vintage acquisition, a series of Permian acquisitions completed last year and the resumption of producing operations in Libya. Our guidance for the first quarter was in the range of 620,000 to 630,000 BOE per day. We exceeded this amount due to higher than expected Vintage and Middle East production in the first quarter.

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Exploration expense of $71 million in the quarter was in line with our previous guidance. The first quarter 2006 expense was $24 million higher than the first quarter of 2005, with the increase coming in the Middle East / North Africa.

Oil and gas operating costs were $10.22 a barrel which compares to $8.71 last year. Approximately 60 percent of the increase was a result of higher energy prices pushing up utility, gas plant, ad valorem and export taxes, CO2 costs, and the impact of higher energy prices on our production sharing contracts. Argentina export taxes represent 26 cents of this increase. The remaining cost changes were the result of workover, maintenance and other costs.

Chemical segment earnings for the first quarter 2006 were $248 million compared to $214 million in the first quarter of 2005.

The primary factors that accounted for the improvement in our first quarter 2006 chemical earnings compared to the 2005 first quarter were stronger prices resulting in higher margins for our core chlor-vinyl business, particularly for caustic soda and PVC. This is better than our prior outlook for the quarter due to lower than expected natural gas and ethylene costs.

Cash flow from operations for the quarter was approximately $2.0 billion, compared with $1.2 billion in the first quarter of 2005.

Interest expense was $29 million during the first quarter 2006, compared to $61 million in the 2005 first quarter. Last year’s first quarter interest expense included debt repayment fees of $10 million.

Turning to the first quarter 2006 balance sheet, we increased shareholder equity to $17.9 billion, or $2.9 billion higher than the year-end 2005 level. Even with this increase, Oxy’s annualized return on equity was 30 percent, with an annualized return on capital employed of 25 percent. Total debt increased $609 million to $3.628 billion during the first quarter as a result of the Vintage acquisition. We have reclassified $209 million of Vintage debt as current, which will be redeemed on May 15. We ended the quarter with approximately $2 billion of cash in hand, having begun the quarter at $2.4 billion. During the first quarter, Occidental repurchased 2.4 million shares of its common stock at an average price of $91.79 per share, 2.3 million of these shares were purchased after the February 23 investors meeting. We issued 28 million shares of Occidental common stock for the purchase of Vintage. The weighted average basic shares outstanding for the first quarter were 424.2 million and the weighted average diluted shares outstanding were 430.5 million. At March 31, there were 432.0 million basic shares outstanding and the fully dilutive share amount was approximately 438.2 million.

Capital spending for the quarter was $605 million. Oil and gas accounted for 94 percent of the total.

As we look ahead in the current quarter:

•	We expect our combined worldwide tax rate in the second quarter to remain about 44 percent.
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We expect second quarter production to be approximately 650,000 barrels per day, including a full quarter of Vintage production. About 19,000 barrels per day are being held for sale and will continue to not show up as production, revenues or costs. This net income after tax will still be reported in discontinued operations. Cash generated from the asset sales will be used to reduce the purchase price of the remaining Vintage assets.

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Oxy has seen significant interest in the Vintage assets held for sale. We will announce the results of these sales once the deals are closed. We expect gross proceeds of about $1.1 billion for the approximately 72 million BOE of assets held for sale.

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We expect exploration expense for the quarter to be about $90 million. The increase from the first quarter is for seismic and exploration drilling resulting from our Middle East / North Africa exploration programs.

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We expect chemical segment earnings to be about $225 million, compared to the $248 million in the first quarter of 2006. This outlook is based on current conditions which provides for both planned and unplanned outages in the Houston plants.

•	We expect interest expense to be about $28 million in the second quarter.

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A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $40 million before the impact of income taxes. The WTI price in the first quarter was $63.48 per barrel and our realized price was $53.11 per barrel. The March WTI increased $1.04 per barrel compared to February; however, Occidental’s realized domestic price decreased by $0.98 per barrel. This change was primarily the result of higher differentials from sour domestic crude in March, however these differentials have begun to improve in April.

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A swing of 25-cents per million BTUs in gas prices has a $12 million impact on quarterly earnings before income taxes. Our realized first quarter domestic gas price averaged $8.36 per thousand cubic feet. We expect our realized domestic price for the second quarter to be $5.83 per thousand cubic feet, which will reduce segment income by approximately $120 million.

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Dr. Ray R. Irani is not planning to stand for re-election to the Lyondell Board of Directors at their May 4th annual meeting. As a result of this change, Occidental will discontinue accruing its share of Lyondell earnings or losses under equity-method accounting. Therefore, Occidental will recognize equity income through May 4th and thereafter will switch to the cost method to account for this investment. Under the cost method, only dividends received after May 4th will be treated as income. Therefore, starting in the third quarter, if Lyondell earns and declares a dividend at $0.225 per share, Occidental will record quarterly dividend income of $6.0 million after-tax on the 30.3 million shares we currently own.

Copies of the press release announcing our first quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; changes in tax rates; unrealized acquisition benefits or higher than expected integration costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC.

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